Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MSG Networks Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑164597, 333-208482 and 333-215869) on Form S-8 of MSG Networks Inc. of our reports dated August 15, 2019, with respect to the consolidated balance sheets of MSG Networks Inc. as of June 30, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, stockholders’ deficiency, and cash flows for each of the years in the three-year period ended June 30, 2019, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of June 30, 2019, which reports appear in the June 30, 2019 annual report on Form 10‑K of MSG Networks Inc.
/s/ KPMG LLP

New York, New York
August 21, 2019